Exhibit 5.1

June 6, 2024

EchoStar Corporation

9601 S. Meridian Blvd

Englewood, Colorado 80112

(303) 723-1000

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I am Chief Legal Officer and Secretary of EchoStar Corporation, a Nevada corporation (“EchoStar”). I have acted as counsel in connection with the registration statement filed on Form S-8 ( the “Registration Statement”), which EchoStar has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration (the “Share Registration”) of 3,000,000 shares (the “Shares”) of Class A common stock, par value $0.001 per share, of EchoStar (the “Class A Common Stock”), issuable pursuant to the Amended and Restated EchoStar Corporation 2017 Employee Stock Purchase Plan (“A&R 2017 ESPP”).

I have reviewed originals, or copies certified or otherwise identified to my satisfaction as copies of originals, of the various proceedings taken by EchoStar to authorize the Share Registration, and I have examined such other agreements, instruments, documents and corporate records of EchoStar as I have deemed necessary or appropriate in order to deliver this opinion.

Upon the basis of such examination, I am of the opinion that, the Shares have been duly authorized, and, when and to the extent issued in accordance with all applicable terms and conditions set forth in the A&R 2017 ESPP, including payment in full to EchoStar of all consideration required therefor under the terms of the A&R 2017 ESPP, as described in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

I am admitted to practice only in the State of New York and do not purport to be an expert on the laws of any other jurisdiction other than the laws of the State of Colorado and U.S. Federal law.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act. This opinion speaks as of its date, and I undertake no obligation to update this opinion.

Very truly yours,

/s/ Dean A. Manson
Dean A. Manson
Chief Legal Officer and Secretary